August 3, 2006

Dear Fellow Shareholder,

Heinz’ most valuable assets are its brands. That’s why we were extremely disturbed to read the cover story in the current issue of BusinessWeek (see excerpt included with this letter). The article, entitled The Best Global Brands, placed Heinz among the top five “Big LOSERS” in brand value and noted that Heinz lost a staggering ten percent of its brand value in the past year!

Undaunted by the facts or the numbers, Chairman, President and CEO William Johnson likes to paint a rosy picture about Heinz’ performance and prospects. In the company’s 2006 Annual Report, he proudly proclaims: “I am pleased to report that your Company achieved nearly every goal set by your Board of Directors for Fiscal 2006….” What he doesn’t tell you is that Heinz failed to meet even its own minimum target for net income under the company’s Performance Unit Awards Program for the two-year period ended in May 2006.

Mr. Johnson also fails to highlight the following important facts revealed in that same Annual Report, which clearly demonstrate that the company’s financial picture is not as rosy as Mr. Johnson suggests:

•	Operating income for Fiscal 2006 was DOWN to $1.11 billion, from $1.28 billion in each of Fiscal 2005 and 2004.

•	Net income for Fiscal 2006 was DOWN to $646 million, from $753 million in Fiscal 2005 and $804 million in Fiscal 2004.

•	Earnings per share for Fiscal 2006 were DOWN to $1.89, from $2.13 in Fiscal 2005 and $2.27 in Fiscal 2004.

•	Cash from operations for Fiscal 2006 was DOWN to $1.07 billion, from $1.16 billion in Fiscal 2005 and $1.25 billion in Fiscal 2004.

•

With these key indicators deteriorating and the Heinz stock price hitting its lowest point since 2003, compensation under “management incentive plans” was UP, from $26 million in each of Fiscal 2004 and Fiscal 2005 to $37 million in Fiscal 2006.

IT’S CLEAR TO US THAT HEINZ IS A COMPANY IN NEED
OF ALL 5 OF OUR NOMINEES

TO PROTECT YOUR INVESTMENT IN HEINZ, WE URGE YOU TO SIGN, DATE
AND RETURN THE ENCLOSED GOLD PROXY CARD TODAY

Heinz now says it will improve its corporate governance standards and will seek to add two new directors with marketing and capital markets expertise, qualities that the Board finally appears to realize are near absent and sorely required. While we generally support these last-minute concessions, we note that these individuals will be hand-picked by the Board, with the shareholders having no opportunity to vote on these individuals before they are unilaterally appointed by the Board. Heinz needs help now! Our 5 nominees have exactly the marketing, branding and capital markets experience and expertise needed by Heinz.

Our 5 nominees are committed to restoring Heinz to preeminence by working with management and the other members of the Board to provide needed support to Heinz’ iconic brands. We share a single goal—enhancing the long-term value of Heinz for the benefit of all shareholders. Please help us to accomplish that goal by signing, dating and returning the enclosed GOLD proxy card today.

Thank you for your support.

Nelson Peltz	Peter May	Edward Garden	Michael Weinstein	Greg Norman

PLEASE VOTE GOLD TODAY!

The Trian Group considers the vote of ALL shareholders to be very important, no matter how many or how few shares you own. If you have any questions about how to vote your shares, please call our proxy solicitor today:

INNISFREE M&A INCORPORATED

Shareholders Call Toll-Free: (877) 456-3442
Banks and Brokers Call Collect: (212) 750-5833

Please also visit the Trian Group’s informational website: www.enhanceheinz.com.

NOTE: Investment funds and accounts managed by Trian Fund Management, L.P., together with an investment fund managed by Sandell Asset Management Corp. (and affiliated companies) are collectively referred to as the “Trian Group.” The Trian Group has not sought or obtained consent from any third party to the use of previously published information as proxy soliciting material. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. Because the Trian Group was not involved in the preparation of any third party information, it cannot reasonably confirm the accuracy or completeness thereof.

The Trian Group has previously filed its definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and has mailed its definitive proxy statement and Gold proxy card to shareholders. Shareholders are strongly advised to read the proxy statement and other related documents, as they contain important information. Copies of the proxy statement are available free of charge on the SEC’s website at http://www.sec.gov or by contacting Innisfree M&A Incorporated by telephone at (877) 456-3442 or by e-mail at info@innisfreema.com.

The BusinessWeek/Interbrand Top 100 Companies	The McGraw-Hill Companies

CoverStory |

Best Global Brands

How the BusinessWeek/Interbrand Top 100 companies are using their brands to fuel expansion

Practically every industry had a loser this year. Gap slipped 12 places in the rankings, and beleaguered Ford made its fifth appearance on this list, falling eight places.

The Big LOSERS

The Big WINNERS

Google posted the biggest single-year percentage gain of any company in the rankings’ five-year history. Growth at eBay, the top dog of 2005, slowed from last year.

Data: Interbrand: JPMorgan Chase: Citigroup: Morgan Stanley

Source: BusinessWeek, August 7, 2006.

Graphic callout of Heinz was not part of original article.

BRAND

2006 BRAND

2005 BRAND

CHANGE IN

VALUE (BILLIONS)

VALUE (BILLIONS)

BRAND VALUE

GOOGLE

12.38

8.46

46%

STARBUCKS

3.10

2.58

20

EBAY

6.76

5.70

18

MOTOROLA

4.57

3.88

18

HYUNDAI

4.08

3.48

17

BRAND

2006 BRAND

2005 BRAND

CHANGE IN

VALUE (BILLIONS)

VALUE (BILLIONS)

BRAND VALUE

GAP

6.42

8.19

-22%

FORD

11.06

13.16

-1

6

KODAK

4.41

4.98

-12

HEINZ

6.22

6.93

-10

INTEL

32.32

35.59

-9

HEINZ

6.22

6.93

-10

NOTE: Investment funds and accounts managed by Trian Fund Management, L.P., together with an investment fund managed by Sandell Asset Management Corp. (and affiliated companies) are collectively referred to as the “Trian Group.” The Trian Group has not sought or obtained consent from any third party to the use of previously published information as proxy soliciting material. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. Because the Trian Group was not involved in the preparation of any third party information, it cannot reasonably confirm the accuracy or completeness thereof.

The Trian Group has previously filed its definitive proxy statement with the Securities and Exchange Commission (the “SEC”) and has mailed its definitive proxy statement Gold proxy card to shareholders. Shareholders are strongly advised to read the proxy statement and other related documents, as they contain important information. Copies of the proxy statement are available free of charge on the SEC’s website at http://www.sec.gov or by contacting Innisfree M&A Incorporated by telephone at (877) 456-3442 or by e-mail at info@innisfreema.com.